CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report  (Date of Earliest Event Reported): June 1, 2010

Radient Pharmaceuticals Corporation
 (Exact name of registrant as specified in its charter)

Delaware	001-16695	33-0413161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2492 Walnut Avenue, Suite 100, Tustin, California, 92780-7039
 (Address of principal executive offices (zip code))

714-505-4461
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Pursuant to the terms of the Note and Warrant Purchase Agreements and related Registration Rights Agreements entered into in connection with the first, second and third closings of the 12% Convertible Notes (“Notes”) on March 22, 2010,April 8, 2010 and April 13, 2010, respectively, we were contractually required to file a registration statement by May 3, 2010 and cause the registration statement for the shares issuable on conversion of the Notes, interest payable on the Notes and the shares issuable on exercise of the Warrants, to be declared effective by June 1, 2010.  A registration statement was timely filed, but the registration statement has not yet been declared effective.  Pursuant to the terms of the Notes, the failure to achieve such effectiveness is a “Trigger Event” as defined in the Notes.

Upon the occurrence of a Trigger Event, the outstanding balance of the Notes shall immediately increase to 125% of the then owing principal balance and interest shall accrue at the rate of 18% per annum thereafter.  The total amount of Notes issued in the first, second and third closings was originally $10,372,195.  As a result of the Trigger Event, the principal amount for all of the Notes issued in the first, second and third closings outstanding at the Trigger Event date is $12,322,869.  Assuming all of the outstanding Notes are converted at the “Floor Price” of $0.28, the total number of conversion shares which would be issued upon conversion of the principal amount of the outstanding Notes issued in the first, second and third closings would be 44,010,241, which is a 25% increase in the number of shares to be issued had no Trigger Event occurred.  The number of shares potentially issuable in lieu of interest from these three closings has also increased to 7,389,206 due to the increase in interest rate from 12% per annum to 18% per annum.

The occurrence of the Trigger Event had no effect on the Warrants or the number of shares issuable on exercise of the Warrants in the first, second or third closings.

We have filed applications to the NYSE Amex to list all of the shares potentially issuable pursuant to the Notes and Warrants issued in the first, second and third closings, including all of the shares issuable pursuant to the Trigger Event.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIENT PHARMACEUTICALS CORPORATION

By:  /s/  Akio Ariura

      Name:  Akio Ariura
      Title:   Chief Financial Officer

Dated:  June 9, 2010